Exhibit 99.1

Contact:	Layne Christensen Company
Jerry W. Fanska
Vice President Finance
913-677-6858
www.laynechristensen.com

THURSDAY, SEPTEMBER 20, 2007

FOR IMMEDIATE RELEASE

LAYNE CHRISTENSEN FILES REGISTRATION STATEMENT

FOR PROPOSED OFFERING OF COMMON STOCK

Layne Christensen Company (NASDAQ:LAYN) today announced that it has filed a registration statement with the Securities and Exchange Commission for a proposed underwritten public offering of shares of its common stock with a proposed maximum aggregate offering amount of $172.5 million (including shares that may be issued at the underwriters’ option to cover over-allotments, if any).  Layne intends to use the net proceeds from the proposed offering to reduce the outstanding balance on its credit facility and for general corporate purposes, as well as funding for possible acquisitions.

UBS Investment Bank and Merrill Lynch & Co. will be the joint book-running managers for the proposed offering.  J.P. Morgan Securities Inc., Morgan Joseph & Co. Inc., D.A. Davidson & Co. and BMO Capital Markets Corp. will be the co-managers for the proposed offering.  The offering will be made only by means of a prospectus, copies of which may be obtained, when available, from UBS Securities LLC, Prospectus Department, 299 Park Ave., 8th Floor, New York, New York 10171, (212) 821-3400 and Merrill Lynch & Co., Prospectus Department, Four World Financial Center, 250 Vesey Street, New York, New York 10080, (212) 449-8415.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements are those concerning the strategic plans, expectations and objectives for future operations and are generally indicated by words or phrases such as “anticipate,” “estimate,” “project,” “believe,” “intend”, “expect,” “plan” and similar words or phrases, including statements concerning the aggregate offering value of the proposed offering of shares, the intended use of net proceeds from the proposed offering and the joint book-running managers and co-managers of the proposed offering.  Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company is a global company providing services to the water and wastewater infrastructure and natural resources markets.